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                                                               Exhibit 3(ii)(a)


Amendment No. 7 to By-Laws


                RESOLVED, That effective immediately, the by-laws of this corporation adopted on May 9, 1990 be and the same hereby are amended as follows:

1. Section 1 of ARTICLE VI shall be amended by adding the following offices:

                          Vice President of Operations
                          General Business Manager
                          Chief Accounting Officer

2. Section 4 of ARTICLE VI shall be deleted in its entirety and the following shall be substituted therefor:

      "Section 4. The president shall have general and active management of the business of the corporation and shall preside at all meetings of the shareholders and, in the absence of the co-chairmen of the board or the chairman of the board, as the case may be, at all meetings of the board of directors and shall perform such other duties as may be assigned to him by the board of directors."

3. Section 5 of ARTICLE VI shall be amended by adding the designations of vice president - legal and vice president of operations thereto.